AMENDED & RESTATED CERTIFICATE OF INCORPORATION OF
FORGE GLOBAL HOLDINGS, INC.
a Delaware corporation

ARTICLE 1
The name of the corporation is Forge Global Holdings, Inc. (the “Corporation”).
ARTICLE 2
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is the Corporation Trust Company.
ARTICLE 3
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or as may hereafter be amended from time to time.
ARTICLE 4
The Corporation is authorized to issue one class of capital stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is one hundred (100) shares with a par value of $0.01 per share.
ARTICLE 5
The Corporation is to have perpetual existence.
ARTICLE 6
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of the Bylaws of the Corporation.
ARTICLE 7
The number of directors which constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

ARTICLE 8
Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.
ARTICLE 9
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE 10
To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers, employees and agents of the Corporation, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.
Any amendment, repeal or modification of the foregoing provisions of this ARTICLE 10 shall not adversely affect any right or protection of a director, officer, agent, employee or other person existing at the time of, or increase the liability of any director, officer, employee or agent of the Corporation with respect to any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.
ARTICLE 11
To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation.
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If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the director or officer to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment, repeal or modification of this ARTICLE 11 shall be prospective only, and shall not adversely affect any right or protection of a director or officer of the Corporation under this ARTICLE 11 in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.
ARTICLE 12
Except as provided in ARTICLE 10 and ARTICLE 11 above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon